Exhibit 8.2

[Davis Polk & Wardwell LLP Letterhead]

June 26, 2015

Re:	Registration Statement on Form S-4

Micrel, Incorporated

2180 Fortune Drive

San Jose, California 95131

Ladies and Gentlemen:

We have acted as counsel for Micrel, Incorporated (the “Company”), a California corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of May 7, 2015 (the “Merger Agreement”) among Microchip Technology Incorporated (“Parent”), a Delaware corporation, Mambo Acquisition Corp. (“Merger Sub”), a California corporation and a newly formed, wholly owned subsidiary of Parent, Mambo Acquisition LLC (“Merger Sub LLC”), a California limited liability company and a newly formed, wholly owned subsidiary of Parent, and the Company and (ii) the preparation and filing of the related Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of Parent (together with Merger Sub and Merger Sub LLC) and the Company delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy

Micrel, Incorporated	2	June 26, 2015

Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Second Step Merger, (iii) that the representations made and to be made by Parent (together with Merger Sub and Merger Sub LLC) and the Company pursuant to the Representation Letters are and will be accurate and complete, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Parent, Merger Sub, Merger Sub LLC or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Second Step Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent and the Company referred to above, which we have assumed will be true as of the effective time of the Second Step Merger.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences.”

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP